Exhibit 4.2

STOCK OPTION AGREEMENT

        THIS AGREEMENT is made as of December 15, 2004 between and among MINRAD INTERNATIONAL, INC., a Nevada corporation (the "Company"), MINRAD INC., a Delaware corporation ("Minrad"), CAGAN MCAFEE CAPITAL PARTNERS, LLC ("CMCP"), LIVIAKIS FINANCIAL COMMUNICATIONS, INC ("LFC"), LAIRD Q. CAGAN ("Cagan"), ERIC MCAFEE ("McAfee"), and TOBIN FAMILY TRUST ("Tobin Trust"), (LFC, Cagan, McAfee, and Tobin Trust being referred to collectively as the "Shareholders").

Factual Background

        1.     The Company, Minrad, CMCP, and the Shareholders other than LFC are parties to a Merger Agreement and Plan of Exchange, dated July 15, 2004, and an Amendment thereto dated August 24, 2004 (collectively, the "Merger Agreement"). Section 3(d)(7) of the Merger Agreement provides for the escrow of up to an aggregate of up to 2,402,500 shares of the Company owned by the Shareholders with an independent escrow agent, which shares would be held as security for the Company pending the completion of placements of an aggregate of up to $7.7 million of equity funding by CMCP and its affiliates (including Chadbourn Securities, Inc. ("Chadbourn")) for Minrad and the Company under the terms of an Engagement Letter, dated December 1, 2003, between CMCP and Minrad (the "Engagement Letter").

        2.     The parties desire to dispense with the use of an escrow and an independent escrow agent that are provided for in the Merger Agreement. Instead, they desire to have the Company hold the shares that would have been subject to escrow subject to this Option Agreement.

        3.     Under the Merger Agreement, the number of Security Shares to be escrowed was 5,000,000 times One (1) minus the quotient of (a) the aggregate dollar value of equity funding theretofore placed by Chadbourn and its affiliates for Minrad and the Company, divided by (b) 7.7 million (that is, the dollar amount of equity funding commitment under the Engagement Letter). As of the time of this Agreement, CMCP's affiliates, including Chadbourn, have placed an aggregate of $5,538,160 of equity funding for Minrad and the Company (the "Completed Funding"), the amount remaining to be funded is $2,161,840, and the aggregate number of shares that would have been subject to escrow under the Engagement Letter is 1,403,379 (the "Security Shares").

AGREEMENT

                NOW, THEREFORE, intending to be bound, and in consideration of the premises and the mutual covenants contained herein, the parties agree as follows:

1.     Effective Time.

This Option Agreement is entered into and becomes effective immediately after the Closing described under the Merger Agreement.

2.     Delivery of Security Shares.

At the effective time of this Option Agreement, each of the Shareholders is delivering the number of shares of Company common stock set opposite his name to held by the Company for so long as the option provided for in Section 3 remains in effect.

Shareholder	Number of Shares
LFC	262,216
Cagan	317,585
McAfee	317,585
Tobin Trust	506,406

TOTAL:	1,403,792

3.     Grant of Options.

Each of the Shareholders hereby grants an option to the Company to purchase from the respective Shareholder up to the number of Security Shares set opposite that Shareholder's name in Section 2, under the terms of this Option Agreement (the "Options").

4.     Option Exercise Price.

The purchase price of the Security Shares under each of the Options shall be $0.0001 per share.

5.     Conditions to Exercisability.

Each Option will become exercisable if Chadbourn and its affiliates fail to obtain, prior to April 30, 2005 (the "Option Exercisable Date"), an aggregate equity funding of $7.7 million for the Company and Minrad under the terms of the Engagement Letter. If the Options become exercisable, they will (a) become exercisable on the Option Exercisable Date, and (b) be exercisable for the total of each Shareholder's Security Shares reduced by a percentage that reflects the amount of additional aggregate equity funding placed by Chadbourn and its affiliates for the Company and Minrad after the date of this Option Agreement and prior to the Option Exercisable Date (the "Additional Funding"). Accordingly, if the Options become exercisable, they will become exercisable for a percentage of each Shareholder's Security Shares that is equal to One (1) minus the quotient of (a) the amount of Additional Funding, divided by (b) 2,161,840.

6.     Period That Options will be Exercisable.

a.	If the Options become exercisable, each of the Options will expire with respect to the Shares offered under that Option on the second anniversary of the Option Exercisable Date.

b.	If Chadbourn and its affiliates complete an aggregate of $7.7 million of equity funding for Minrad and the Company (that is, $2,161,840 of Additional Funding) before the Option Exercisable Date, then the Options shall promptly terminate, and the Company shall return all of the Security Shares to the Shareholders as soon as possible after the determination that Chadbourn and its affiliates have completed the funding.

7.     Exercise of Options.

a.	Each Option shall be exercised with respect to that portion or all of the Option that shall have become exercisable in the following manner. The Company shall deliver to each respective Shareholder a written notice specifying the amount of Additional Funding completed prior to the Exercise date, the percentage of that Shareholders Security Shares being purchased by the Company under the Option, and the amount of Security Shares, if any, as to which the Option is not exercisable and that the Company will return to the Shareholder. The Company will include with such notice full payment of the exercise price for the Security Shares being purchased pursuant to such notice.

b.	The Company will not be deemed to be a holder of any Security Shares pursuant to exercise of an Option until the date of the notice of exercise provided for under (a) above has been delivered to the Shareholder.

8.     Adjustments to Options.

If the outstanding shares of common stock subject to the Options are hereafter changed into or exchanged for a different number or kind of shares or other securities of the Company, or of another corporation by reason of reorganization, merger, consolidation, recapitalization, reclassification, stock split, stock dividend or combination of shares, then appropriate adjustments shall be made in the number and kind of shares as to which the Options shall be exercisable, to the end that after any such event, the Company's proportionate interest shall be maintained as before the event. Such adjustment in the Options shall be made without change in the total price applicable to any unexercised portion of the Options (except for any change in the aggregate price resulting form rounding-off share quantities or prices) and with any necessary corresponding adjustment in the option price per share. Any such adjustment made by the Company will be final and binding upon the Shareholder, the Company and all other interested parties.

9. Notices.

Any notice to be given hereunder shall be in writing and shall be deemed given when delivered personally, sent by courier or telecopy or registered or certified mail, postage prepaid, return receipt requested, addressed to the party concerned at the address indicated below or to such other address as such party may subsequently give notice of hereunder in writing:

If to the Company or MINRAD:	with a copy to:

MINRAD INC.	Robert B. Fleming, Esq.
847 Main Street	Hodgson Russ LLP
Buffalo, New York 14203	One M&T Plaza, Suite 2000
Attn: William H. Burns	Buffalo, New York 14203
President and Chief Executive Officer	Facsimile: 716-849-0349
Facsimile: 716-855-1078

If to Chadbourn, CMCP or Cagan:	with a copy to:

Laird Q. Cagan Cagan McAfee Capital Partners 10600 N. De Anza Boulevard, Suite 250 Cupertino, California 95014	Robert Blair Krueger II, Esq. The Krueger Group, LLP La Jolla Law Building 5771 La Jolla Boulevard La Jolla, California 92037
Facsimile: 408-904-6085	Facsimile: 858-729-9995

If to Tobin Trust:
c/o Morrie Tobin, Vice President PowerOne Capital Corp. 130 King Street West Suite 2810, P.O. Box 47 Toronto, ON M5X-1A9
If to LFC:
Liviakis Financial Communications, Inc.
655 Old Redwood Highway
Mill Valley, CA 94941
Attn: John Liviakis
Fax: 415-389-4694

10. Governing Law.

This agreement will be governed by and construed in accordance with the laws of the State of Delaware, without regard to its conflicts of laws principles.

11. Counterparts.

This Agreement may be executed in counterparts, each of which shall be deemed an original, but all of which together shall constitute one and the same instrument.

                IN WITNESS WHEREOF, the parties hereto have executed this Agreement as of the date first above written.

MINRAD INTERNATIONAL, INC.	MINRAD INC.

By: ______________________________	By: ______________________________
Its: ______________________________ CAGAN MCAFEE CAPITAL PARTNERS, LLC By:__________________________________ Its: __________________________________	Its: ______________________________

SHAREHOLDERS:

LIVIAKIS FINANCIAL COMMUNICATIONS, INC.	TOBIN FAMILY TRUST

By: ______________________________
By: ______________________________	Name:
Its: ______________________________	Title:

_________________________________ Laird Q. Cagan

_________________________________
Eric McAfee